EXHIBIT 10.84
NAVISTAR INTERNATIONAL CORPORATION
[2013 PERFORMANCE INCENTIVE PLAN]
NOTICE OF [CASH SETTLED] PERFORMANCE-BASED
STOCK UNIT GRANT AND AWARD AGREEMENT

GRANTEE:

ADDRESS:

PERFORMANCE PERIOD:            [__________ - __________]

TARGET PERFORMANCE STOCK UNITS:

PERFORMANCE MEASURE:            [__________]

DATE OF GRANT:                [___________]

Navistar International Corporation, a Delaware corporation (the “Corporation”), is pleased to confirm that you (the “Grantee”) have been granted a [Cash Settled Performance Based Stock Unit Award, unless the Corporation elects to settle in Stock] (this “Award or Stock Unit”), effective as of the Date of Grant set forth above (the “Grant Date”). This Award is subject to the terms and conditions of this [Cash Settled] Performance Based Stock Unit Award Notice and Agreement (this “Agreement”) and is granted pursuant to the Corporation’s [2013 Performance Incentive Plan], as may be amended from time to time (the “Plan”) or any successor plan; which is incorporated into and made a part of this Agreement. Any capitalized terms used in this Agreement that are otherwise not defined herein shall have the same meaning prescribed under the Plan.

1.
Acceptance of Terms and Conditions. By accepting this Award, the Grantee agrees to be bound by the terms and conditions of this Agreement, the Plan, and any and all conditions established by the Corporation in connection with the Award and understands that this Award does not confer any legal or equitable right (other than those constituting the Award itself) against the Corporation or any of its subsidiaries (collectively, the “Navistar Companies”), directly or indirectly, or give rise to any cause of action at law or in equity against the Navistar Companies.

2.	Performance Period. The Performance Period for this Award shall commence on [__________ and shall end on __________].

3.
Grant of [Cash or Stock Settled] Performance Based Stock Unit. Subject to the restrictions, limitations, terms and conditions specified in the Plan and in this Agreement, the Corporation, in the exercise of its sole discretion hereby grants this Award to the Grantee as of the Grant Date listed above. The number of Target Performance Stock Units (the “Stock Units”) granted are deemed the target shares used to calculate the number of actual Stock Units awarded, if any, and upon issuance will be used solely to calculate the cash payment or if the Corporation elects, the number of Shares, if any, awarded to the Grantee in accordance with this Agreement, and do not create any separate rights or entitlements. A single Stock Unit represents the right to the value of one share of the Corporation’s Common Stock, $0.10 par value per share (“Common Stock”), paid in [cash unless the Corporation elects to settle the Stock Units in Stock], provided that certain performance measures as detailed in Section 4 and 5 below are achieved.

4.	Vesting and Performance Requirements. The vesting of this Award shall be subject to the satisfaction of the conditions set forth in subsections a. and b. of this Section 4:

a.
Service Vesting Requirement. Except as otherwise provided herein, the right of the Grantee to receive payment of this Award, if any, shall become vested only if he or she remains continuously employed by the Navistar Companies from the Date of Grant of the Award until the end of [__________] (the “Vesting Date”).

b.
Performance Criteria. [The Performance Measures that determine the degree of payout and/or vesting of Awards designed to qualify for the Performance-Based Exception may be measured at the Corporation level, at a subsidiary level, or at an operating unit level and shall be chosen from among: (a) income measures (including, but not limited to, gross profits, operating income, earnings before or after taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, earnings per share, cost reductions); (b) return measures (including, but not limited to, return on assets, capital, investment, equity, or sales); (c) cash flow or cash flow return on investments, which equals net cash flows divided by owners equity; (d) revenues from operations; (e) total revenue; (f) cash value added; (g) economic value added; (h) share price (including, but not limited to, growth measures and total shareholder return); (i) sales growth; (j) market share; (k) the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, growth strategies, strategic initiatives, product development, product quality, corporate development, and leadership development); and (l) any combination of, or a specified increase in, any of the foregoing. The Performance Measures may be expressed in either absolute terms or relative to the performance of one or more companies (or an index of multiple companies) identified by the Committee.]

5.	[Performance Target].

a.	Earning of Award. The extent to which the Grantee will receive Stock Units is based on the Corporation’s meeting [Performance Targets] as provided on the following schedule:

Performance Target:	To be determined based on the Performance Criteria established in Section 4.b above.

b.
Calculation of Corporation’s [Performance Targets] and Compensation Committee Certification. [Performance Target calculations to be measured according to the Performance Criteria in Section 4. b. above]

c.
Compensation Committee Certification. The Compensation Committee shall certify whether the Corporation has achieved the specified level of [Performance Target] as soon as administratively feasible following the end of the Performance Period, but in no event later than two and a half months following the end of the Performance Period.

6.
Calculation of Stock Units Awarded. Subject to earlier forfeiture as provided in Section 7 below, at the end of the Performance Period on [__________], the Corporation will calculate the actual number of Stock Units awarded, if any, by using the calculations and metrics below:

a.
Number of Stock Units Earned. At the end of the Performance Period the number of Stock Units actually awarded, if any, under the Agreement will equal the number of Target Performance Stock Units (as stated on page 1) subject to the Award multiplied by the applicable Percent of Target Shares Earned (as provided in Section 5 above).

7.
Termination of Grantee Status as a Participant.  Entitlement to the Award and any issuance of a cash payment or Common Stock thereunder, is subject to the Grantee remaining continuously employed through the Vesting Date, as provided in Section 4. a. above. Notwithstanding the foregoing and any provision of the Plan, if the Grantee terminates employment prior to the Vesting Date due to a [Qualified Retirement, which, “Qualified Retirement” means a termination from employment from the Navistar Companies that occurs (i) at any time after the first twelve (12) months and one (1) day after the grant date and (ii) after the Employee attains age 55 and at the time of the termination the Employee has either: (x) ten (10) or more years of continuous service as a full-time Employee, or (y) ten (10) or more years of service that would constitute credited service under the definition contained in the Navistar, Inc. Retirement Plan for Salaried Employees ("RPSE")], or if the Grantee terminates employment at any time prior to the Vesting Date due to death or permanent disability, as defined by the Corporation’s long term disability programs, after the Vesting Date, Grantee (or in the event of death, Grantee’s estate) will be entitled to a pro rata portion of the number of Stock Units Grantee would have received, if any, had Grantee remained employed through the end of the Vesting Date. The pro rata portion will be based on the number of full months measured from the Date of Grant through the Vesting Date during which Grantee was employed as compared to the total number of months measured from the Date of Grant through the Vesting Date. If the Grantee terminates employment with the Corporation for any other reason, all rights to any Stock Units at the time of termination of employment shall be forfeited.

8.
Form of Payment. [Except as herein provided, after the end of the Performance Period and the subsequent Vesting Date, Grantee shall be entitled to receive the total number of Stock Units determined under Section 6. Each Stock Unit earned, if any, shall be paid, (i) by the Corporation delivering to or in respect of the Grantee, subject to Section 6 of this Agreement, a lump sum cash payment equal in aggregate, to the Fair Market Value of one share of the Corporation’s Common Stock multiplied by the number of such Stock Units earned or (ii) by the Corporation delivering to or in respect of the Grantee, subject to Section 6 of this Agreement, a number of whole shares of the Corporation’s Common Stock equal to the number of Stock Units earned. If the Stock Units are paid in stock, the Corporation shall issue the appropriate number of shares of Common Stock in book entry form, registered in the name of the Grantee. The value of any fractional share shall be paid in cash at such time shares of Common Stock are delivered to the Grantee in payment of the Stock Units earned. The lump sum cash payment or stock payment, to be decided at the Corporation’s option, shall be paid to or in respect of the Grantee on the earliest of the following dates: (a) as soon as practicable after (and in no case more than 30 days after) the Vesting Date as specified in Section 4 above.] Notwithstanding anything herein to the contrary, the Corporation shall have no obligation to issue cash or stock in payment of the Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange.

9.
Tax Withholding Obligations.  The Grantee shall be required to deposit with the Corporation either (i) an amount of cash equal to the amount determined by the Corporation to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, local or foreign statute, ordinance, rule or regulation in connection with any of the Stock Units earned and otherwise payable in [cash or if the Corporation elects in stock], (the “Taxes”) or (ii) a number of Stock Units earned and otherwise deliverable in [cash or if the Corporation elects in stock], hereunder having a fair market value sufficient to satisfy the statutory minimum of all or part of the Grantee’s estimated Taxes.  The Corporation shall not deliver any of the lump sum [cash payment or stock payment], for the Stock Units earned until and unless the Grantee has made the deposit required herein or proper provision for required withholding has been made.

10.
Dividend, Voting and Rights as Stockholder. The Grantee shall have no rights as a stockholder of the Corporation and no voting rights with respect to the Stock Units, until and unless the Stock Units have vested and ownership of shares of Common Stock represented by the Stock Units have been transferred to (or on behalf of) the Grantee. Notwithstanding any provisions of the Plan, the Grantee shall not receive dividends or dividend equivalents on the Stock Units.

11.
Non-Transferability.  Grantee’s right in the Stock Units awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. Stock Units shall not be subject to execution, attachment or other process.

12.
Extraordinary Item: Coordination with Local Law. By voluntarily acknowledging and accepting this Award, the Grantee acknowledges and understands that (a) the Stock Units are an extraordinary item relating to compensation for future services to the Navistar Companies and are not under any circumstances to be considered compensation for past services; (b) the Stock Units are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, service-based awards, pension or retirement benefits or similar payments; and (c) notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Grantee’s involuntary termination of employment with the Navistar Companies, the Grantee’s right to receive future Stock Units under the Plan and to receive payouts of the Stock Units shall terminate as of the date that the Grantee is no longer actively employed and will not be extended by any notice period under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); provided, however, that to the extent the Grantee retains any right to continue to receive a pro rata amount of any awarded Stock Units, if any, pursuant to and in accordance with the Plan and this Agreement following such termination, the right to so receive such Stock Units shall be measured from the date the Grantee terminates active employment with the Navistar Companies and shall not be extended by any notice period under local law.

13.
No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Navistar Companies to employ or continue the employment of the Grantee for any period.

14.
Confidentiality. The Grantee agrees to not disclose the existence or terms of this Agreement to any other employees of the Navistar Companies or third parties with the exception of the Grantee’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

15.
Non-Competition. In consideration of the Award granted under this Agreement which may become issuable pursuant to Sections 4, 5 and 6 above, the Grantee agrees to be bound by the covenants of this Section 15.  The Grantee acknowledges that the covenants contained within this Section 15 are essential elements of this Agreement, and that, but for the agreement of the Grantee to comply with such covenants, the Corporation would not have entered into this Agreement.  The right to this Award shall be made with respect to the covenants of this Section 15 at such time(s) when all other terms and conditions of the Agreement and the Plan have been satisfied. The Grantee agrees that he or she shall:

At all times during the Performance Period and for a period of twelve (12) months immediately following termination of employment for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which the Navistar Companies, directly or indirectly including but not limited to through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of the Grantee’s termination of employment that competes with the business of the Navistar Companies by (1) manufacturing, selling or servicing medium or heavy duty vehicles with diesel powered engines (including but not limited to commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles, or providing financing or financing-related services related to any such manufacturing, selling or servicing activities, or (2) providing other services or products which are the same as or substantially similar to those provided by the Navistar Companies at the time of the Grantee’s termination of employment”); provided, however, that such restriction shall not prohibit the Grantee’s purchase or ownership of less than 5% of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature.

The Grantee acknowledges and agrees that the foregoing covenants set forth in this Section 15 are reasonable, including without limitation, as to scope, activity, subject, geography and duration, and that irreparable injury will result to the Navistar Companies in the event of any violation by the Grantee of these covenants, and that said covenants are a condition precedent to the Corporation and the Navistar Companies willingness to enter into this Agreement and grant the Award set forth in this Agreement.  In the event that any of the foregoing covenants are violated, the Corporation and the Navistar Companies shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate this Award and benefits previously paid or otherwise subsequently owed to the Grantee under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by the Grantee, and/or by any person or persons acting for, or in concert with, the Grantee in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Corporation and Grantee agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

16.
Consent to Transfer Personal Data. By accepting this Award, the Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 16. The Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Grantee’s ability to participate in the Plan. The Corporation holds certain personal information about the Grantee, which may include the Grantee’s name, home address and telephone number, facsimile number, e-mail address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, equity or benefit statements, any shares of stock or directorships in the Corporation, details of all equity awards or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Navistar Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States of America. The Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or cash on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any lump sum cash payment or shares of Common Stock acquired pursuant to the Plan. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporate Secretary for the Corporation; however, withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan.

17.
Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.
Amendment. Except as otherwise specified in this Agreement, this Agreement may be amended only by a writing executed by the Corporation and the Grantee that specifically states that it is so amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended by the Committee, without the consent of the Grantee, by a writing that specifically states that it is so amending this Agreement, so long as a copy of such amendment is delivered to the Grantee, and provided that no such amendment that eliminates or adversely affects any right or obligation of the Grantee hereunder may be made without the Grantee’s consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Grantee, the provisions of the Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of a mistake of fact or any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Stock Units that are then subject to terms or conditions of this Agreement.

19.
Change of Control. In the event of a Change of Control (as determined under the Plan), all unvested Stock Units granted under this Agreement shall be fully awarded and paid out at 100% of Target, and payout for the Stock Units, as described in Section 8 above, shall be made immediately, without regard to the attainment of the Performance Measurements. The date of a Change of Control shall be considered the payout date for purposes of this Agreement.

20.
Recoupment of Award. If this Award and the Performance Stock Units or any cash payment you receive pursuant to this Agreement are subject to recovery under any law, government regulation or stock exchange listing requirement, the Award, the Performance Stock Units, and the cash payment, shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement) and the Compensation Committee of the Board of Directors in its discretion, may require that you reimburse the Corporation all or part of any payment or transfer related to this Award, the Performance Stock Units and any cash payment.

21.
Mandatory Deferral to Preserve Deductibility of Payments. To the extent that any compensation to be paid to the Grantee under this Agreement with respect to a taxable year would exceed the amount deductible by the Corporation under Section 162(m) of the Internal Revenue Code, such compensation automatically shall be deferred under the terms of this Agreement and the Plan without the necessity of an election to defer. Such amount shall be held and administered subject to the terms of the Plan, provided that it may not be distributed to the Grantee prior to the first taxable year in which such amounts, if paid, would be deductible to the Corporation.

22.
Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of this Agreement, and this Agreement shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under this Agreement of the Grantee or the Corporation.

23.
Construction. The Stock Units are being issued pursuant to the Plan and are subject to the terms of the Plan.  A copy of the Plan has been given to the Grantee and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Corporation or can be requested in writing sent to the Corporate Secretary, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532. To the extent that any provision of this Agreement violates or is inconsistent with any provisions of the Plan, the Plan shall govern and any inconsistent provision in this Agreement shall be of no force or effect. Grantee acknowledges that the Plan may be amended, prospectively or retroactively in order to comply with the requirements of the Internal Revenue Code, and Grantee agrees to comply with the terms of the Plan as so amended from time to time.

24.
Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive on all persons for all purposes.

25.
Successors and Assigns. This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Corporation, its successors and assigns, and the Grantee and his successors and assigns.

26.
Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

27.
Governing Law. Subject to the terms of the Plan, all matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Illinois, without regard to the conflicts of law provisions of that State or any other jurisdiction. The Grantee and the Corporation agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Illinois, and the Grantee agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

* * *

By your signature and the signature of the Corporation’s representatives below, or by indicating your acceptance of this Award through the Corporation’s online acceptance procedure, you and the Corporation agree that this Award is granted under and governed by the terms and conditions of the Plan or any successor plan, which is hereby incorporated by reference and made a part of this document.

NAVISTAR INTERNATIONAL CORPORATION

By:

Troy A. Clarke President and Chief Executive Officer (Principal Executive Officer)

Attest:

Curt A. Kramer Corporate Secretary
GRANTEE